                          Payment and Release Agreement

This PAYMENT AND RELEASE AGREEMENT (the "Release Agreement"), dated June 15, 2001 (the "Effective Date"), is entered into by and between IFX CORPORATION (the "Company"), a Delaware corporation, and MR. ZALMAN LEKACH (the "Employee") (collectively, the "Parties" and each a "Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Parties entered into an Employment Agreement (the "Employment Agreement") dated May 24, 1999, as amended, whereby the Company retained the services of the Employee to, among other things, serve as its Chief Operating Officer (the "Services");

     WHEREAS, Employee desired to voluntarily terminate his employment pursuant to the voluntary termination provision of Section 6(c) of the Employment Agreement prior to the termination date of the Employment Agreement;

     WHEREAS, in recognition for past services by the Employee and in satisfaction of any obligations that Company has under the Employment Agreement, Company desires to make certain payments, transfer certain assets and extend the period during which certain Company options held by employee may be exercised, as more fully described below;

     WHEREAS, Employee desires to accept such payments and transfers and the extension of the period for the exercisability of his options, in return for a general release of any claims which he may have against Company.

     NOW, THEREFORE, the Parties hereto agree as follows:

     Article 1. The Company and the Employee hereby agree that the total payments and transfers (the "Payments") to be paid by the Company to the Employee contemporaneously herewith shall be as follows: a) one (1) Dell Latitude CSx laptop (serial number: 81XNH01) currently in use by Employee; b) a severance payment equivalent to sixty-seven and one-half (67.5) days of his current salary; c) Employee shall continue to receive his current health benefits for sixty (60) days from the Effective Date; and d) notwithstanding anything to the contrary contained in the applicable options agreements, Employee shall have the right to exercise the following vested options listed below to acquire Company common shares until June 30, 2003. Such options must be exercised in writing and by tender of the exercise price in cash prior to June 30, 2003 or such options will be forfeited. Any options not listed below or the unvested portion of any options listed below are hereby forfeited.

                    Grant Date   Strike Price          Vested

                    24-May-99     $  15.00             10,050
                    01-Jul-99     $   8.75              8,308
                    01-Oct-99     $   8.75             19,134
                    01-Dec-99     $  20.00              6,313
                    01-Jan-00     $   8.75             19,225
                    01-Jan-00     $   8.75            128,924
                    12-Jun-00     $   8.75             71,076
                                                     --------

                                                     --------
                                                      263,030
                                                     ========

Company represents that the shares issuable pursuant to the valid exercise of the options listed above will be registered pursuant to a Form S-8 prior to Employee's exercise of such options. In the event that Company breaches this obligation and if Employee exercises options (including payment in full of the exercise price) at a time when the underlying shares are not freely salable because Company has not filed the applicable Form S-8, Company shall be obligated to pay Employee the excess, if any, between the average of the daily high and low of Company stock on the date the Company receives the completed notice of exercise and the average of the daily high and low on the first date that Employee can freely sell the underlying shares by virtue of Form S-8 or otherwise. All payments made hereunder shall be subject to customary withholding and other employment taxes required by law.

     Article 2. Employee hereby agrees and acknowledges that the above Payments represent the only payments of any kind that he is entitled to receive from the Company, or any other Company affiliate, subsidiary, officer, director, agent, successor, assign, attorney or related company or person (hereinafter collectively referred to as the "IFX Parties") in relation to the Services or to any other service provided by the Employee (or any company or person related to the Employee) to the IFX Parties.

     Article 3. Consequently, Employee hereby totally releases and forever and irrevocably discharges all and each of the IFX Parties from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Payment and Release Agreement as broad and as general as the law permits, this Payment and Release Agreement specifically includes any and all subject matter and claims arising from any alleged violation by the IFX Parties under Rule 10b-5 of the Securities Act of 1933, as amended (15 U.S.C. (S) 78j(b)); the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. (S) 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claims (including, but not limited to, any claims arising under the Employment Agreement, or any stock option agreement between the Company and Employee), or common law claim for fraud, wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of their existence. Further, Employee hereby waives any legal, civil, criminal, administrative or any other type of action, whether contractual, tort, legal or otherwise, that Employee (or any of his heirs, successors, assigns or affiliates) may have against any of the IFX Parties

     Article 4. Employee acknowledges and agrees that notwithstanding the termination of the employment relationship, the provisions of the Employment Agreement set forth in Attachment A hereto remain in full force and effect.

     Article 5. Employee acknowledges and agrees that he has had the opportunity to have this Release and Payment Agreement reviewed by the legal counsel of his choice. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Florida, USA.

     Article 6. This Release Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the Parties have executed this Release Agreement or caused to be executed by its duly authorized officer or legal representative, as of the date written above.

Company:                                   Employee:


/s/ Joel Eidelstein                        /s/ Zalman Lekach
----------------------------               -----------------------------------
Signature                                  Signature

Joel Eidelstein                            Zalman Lekach
-----------------------------              -----------------------------------
Name                                       Name

President                                  6/21/01
-----------------------------              -----------------------------------
Title                                      Date

6/21/01
-----------------------------
Date

                                                                   ATTACHMENT A

8.   Records and Confidential Data.

          (a) Employee acknowledges that, in connection with the performance of his duties during the term of this Agreement, the Company and its affiliates will make available to Employee, and/or Employee will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Employee acknowledges and agrees that any and all Confidential Information learned or obtained by Employee during the course of his employment by the Company or otherwise (including, without limitation, information that Employee obtained through or in connection with his ownership of equity interests in, or services as a director of, the Company), whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

          (b) The Confidential Information shall be kept confidential by Employee, shall not be used in any manner which is detrimental to the Company or any of its affiliates, shall not be used other than in connection with Employee's discharge of his duties hereunder, and shall be safeguarded by Employee from unauthorized disclosure.

          (c) Following the first to occur of the termination of this Agreement or Employee's termination hereunder, as soon as possible after the Company's written request, Employee shall return to the Company all written Confidential Information which has been provided to Employee and Employee shall destroy all copies of any analyses, compilations, studies or other documents prepared by Employee or for Employee's use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Employee, Employee shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 8(c).

          (d) For the purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of the Company and/or its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, trade secrets, work in progress, drawing, designs, plans, proposals, requests for proposals, bids, codes, marketing and sales programs, client lists, client mailing lists, medical, psychological, academic and other records and reports, supplier lists, financial projections, cost summaries, payor information, pricing formulae, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared for performed for or by the Company and/or any of its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Employee's obligations under this Section 8 shall not extend to
(i) information which is generally available to the public without undue expense or effort, (ii) information obtained by Employee from third persons not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by law or legal process (after giving the Company prior written notice thereof and an opportunity to contest such disclosure). Without in any way limiting the foregoing, "Confidential Information" also includes all information relating to any options or other awards granted to Employee, pursuant to the Stock Plan or otherwise, including the amount of any such award, the exercise price and the rate of vesting thereof.

          (e) Employee hereby acknowledges that each subsidiary and affiliate of Employer is expressly made a third party beneficiary hereto for purposes of protecting its rights and interests hereunder.

     9.   Inventions and Other Matters.

          (a) Employee agrees that all ideas, inventions, discoveries or improvements made during the period of Employee's employment with Employer, including, without limitation, new machines, devices, computer software (including source code, operating systems and specifications, data, data bases, files documentation and other materials related thereto), programs, processes, uses, apparatuses, specialized information relating in any way to or that is useful in the business or products of Employer or Employer's actual or demonstrably anticipated research or development, designs or compositions of any kind that Employee, individually or with others, may originate or develop while employed by Employer (collectively,

"Inventions"), shall belong to and be the sole property of Employer and shall constitute works specially ordered or commissioned as "works made for hire" under the United States Copyright Act and other applicable law. Without limiting the foregoing, Employee hereby assigns and transfers to Employer all rights of whatever nature that Employee may have, including, without limitation, any patent, trade secret, trademark or service mark rights (and any goodwill appurtenant thereto), any rights of publicity and any right, title and interest in any copyright and any right that may affix under any copyright law now or hereinafter in force and effect in the United States of America or in any other country or countries, in and to any Invention. Employee acknowledges and agrees that Employer shall have the royalty-free right to use in its businesses, and to make and sell products, processes, programs, systems designs, methods, formulas, apparatus, techniques, and services derived from any Inventions (whether or not patentable or copyrightable), as well as all improvements thereof or know-how related thereto.

          (b) For purposes of this Agreement, an Invention shall be deemed to have been "made during the period of Employee's employment" if, during such period, the Invention was conceived, in part or in whole, or first actually reduced to practice. Employee agrees that any patent, copyright or trade mark application filed by or for the benefit of Employee or any of his affiliates within a year after termination of Employee's employment shall be presumed to relate to an Invention made during the term of his employment and Employee shall have the burden of proof to prove otherwise.

          (c) This Section 9 shall not apply to an Invention for which no equipment, supplies, facilities or Confidential Information (as defined below) of Employer was used and that was developed entirely on Employee's own time, unless (i) the invention relates in any way to or is useful in the business or products of Employer, or Employer's actual or demonstrably anticipated research or development, or (ii) results from any work performed by Employee for or on behalf of Employer.

          (d) Employee agrees, without further consideration, to (i) promptly disclose each such Invention to Employer, to Employee's immediate supervisor and to such other individuals as Employer may direct, (ii) execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in Employer, or its designee, full title to each such Invention and as may be necessary or convenient to obtain United States and foreign patents and copyrights thereon, to the extent Employer may so choose in its sole discretion, (iii) testify in any legal proceeding relative to such Invention whenever requested to do so by Employer, and (iv) furnish all facts relating to such Inventions or the history thereof.

          (e) Employee agrees that he will not at any time, except as authorized or directed by Employer, publish or disclose any information or knowledge concerning any Inventions.

     10.  Non-Competition.

          (a) Employer and Employee recognize that Employee has been retained to occupy a position that constitutes part of the professional, management and executive staff of Employer, whose duties will include the formulation and execution of management policy. Employee, for and in consideration of the payments, rights and benefits provided herein, agrees that so long as he is employed by Employer and, if Employer terminates his employment for Cause or if Employee voluntarily terminates his employment with Employer, for a period of one (1) year thereafter, Employee shall not (i) work, (ii) assist, (iii) own any interest, directly or indirectly and whether individually or as a joint venturer, partner, member, officer, director, shareholder, consultant, employee or otherwise, in or (iv) make a financial investment, whether in the form of equity or debt, in any business that is directly or substantially competitive with the Business in the United States, Latin America or in any other market in which Employer is conducting the Business at the time Employee's employment with Employer is terminated, with respect to Employer's clients or customers.

          (b) Notwithstanding the foregoing, nothing herein shall prohibit Employee from holding five percent (5%) or less of any class of voting securities of any entity whose equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market and for which quotations are readily available on the National Association of Securities Dealers Automated Quotation system.

          (c) Upon the termination of Employee's employment with Employer, and for one (1) year thereafter, Employee shall immediately notify Employer of each employment or agency relationship entered into by Employee, and each corporation, proprietorship or other entity formed or used by Employee, the business of which is directly or indirectly, similar to or in competition with the Business. The provisions of this Section 10 shall survive termination of this Agreement for any reason.

          (d) Employee agrees that the restrictions contained in this Section 10 are reasonable as to time and geographic scope because of the nature of the Business and Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies in the same industry as the Business, compete on a nationwide basis. Employee acknowledges that Employer is in direct competition with all other companies that provide services and products similar to Employer's products and services throughout the United States, Latin America and other markets in which Employer may be conducting the Business at the time Employee's employment with Employer is terminated, and because of the nature of the Business, Employee agrees that the covenants contained in this Section 10 cannot reasonably be limited to any smaller geographic area.

     11.  Non-Solicitation and Non-Interference.

          (a) Employee acknowledges that Employer has invested substantial time and effort in assembling its present staff of personnel. Employee agrees that so long as he is employed by Employer and, if Employer terminates his employment for Cause or if Employee voluntarily terminates his employment with Employer, for a period of one (1) year thereafter, Employee shall not either directly or indirectly employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any of Employer's employees.

          (b) Employee acknowledges that all customers of Employer, which Employee has serviced or hereafter services during Employee's employment by Employer and all prospective customers from whom Employee has solicited or may solicit business while in the employ of Employer, shall be solely the customers of Employer. Employee agrees that so long as he is employed by Employer and, if Employer terminates his employment for Cause or if Employee voluntarily terminates his employment with Employer, for a period of one (1) year thereafter, Employee shall not either directly or indirectly solicit business, as to products or services competitive with the Business of Employer, from any of Employer's customers with whom Employee had contact during his employment with Employer.

          (c) Employee agrees that so long as he is employed by Employer and, if Employer terminates his employment for Cause or if Employee voluntarily terminates his employment with Employer, for a period of one (1) year thereafter, Employee shall not either directly or indirectly interfere with any relationship between Employer and any of its suppliers, clients or employees. Employee agrees that during such one (1) year period, he will not influence or attempt to influence any of the customers or clients of Employer not to do business with Employer.

          (d) Employee agrees that the restrictions contained in this Section 11 are reasonable as to time and geographic scope because of the nature of the Business and Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies in the same industry as the Business compete on a nationwide basis. Employee acknowledges that Employer is in direct competition with all other companies that provide services and products similar to Employer's products and services on an outsourced basis throughout the United States, Latin America and other markets in which Employer may be conducting the Business at the time Employee's employment with Employer is terminated and, because of the nature of the Business, Employee expressly agrees that the covenants contained in this Section 11 cannot reasonably be limited to any smaller geographic area.